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IAMGOLD CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE is hereby given that the Annual Meeting (the "Meeting") of shareholders of IAMGold Corporation (the "Corporation") will be held at the Toronto Stock Exchange, 130 King Street West, Toronto, on Wednesday, June 11, 2003 at 4:00 p.m. (Toronto time), for the following purposes:

1.
to receive the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2002, together with the auditors' report thereon;

2.
to elect directors of the Corporation;

3.
to appoint KPMG LLP, Chartered Accountants, as auditors of the Corporation and to authorize the directors to fix the remuneration to be paid to the auditors; and

4.
to transact such other business as may properly come before the Meeting or any adjournment thereof.

        The accompanying management information circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

        If you are not able to be present at the Meeting, please exercise your right to vote by signing and returning the enclosed form of proxy to Computershare Trust Company of Canada, Attn: Proxy Department, 100 University Avenue, Toronto, Ontario M5J 2Y1, so as to arrive not later than 5:00 p.m. (Toronto time) on Monday, June 9, 2003 or on the second business day preceding the date of any adjournment of the Meeting. Instruments appointing proxies not so deposited may not be voted at the Meeting.

BY ORDER OF THE BOARD
"Larry E. Phillips"
Dated at Toronto, Ontario on this	Larry E. Phillips
14th day of May, 2003	Corporate Secretary

IAMGOLD CORPORATION
MANAGEMENT INFORMATION CIRCULAR
GENERAL PROXY INFORMATION

Solicitation of Proxies

        The information contained in this management information circular (this "Information Circular") is furnished in connection with the solicitation of proxies by the management and directors of IAMGold Corporation (the "Corporation") for use at the annual meeting (the "Meeting") of the shareholders of the Corporation to be held at 4:00 p.m. (Toronto time) on Wednesday, June 11, 2003, in the Toronto Stock Exchange, Conference Centre, Exchange Tower, 130 King Street West, Toronto, Ontario, and at all adjournments thereof, for the purposes set forth in the accompanying notice of the Meeting ("Notice of Meeting")(1). It is expected that the solicitation of proxies will be made primarily by mail but proxies may also be solicited personally by directors, officers or regular employees of the Corporation. Employees of the Corporation will not receive any extra compensation for such activities. The Corporation may also retain, and pay a fee to, one or more professional proxy solicitation firms to solicit proxies from the shareholders of the Corporation in favour of the matters set forth in the Notice of Meeting. The Corporation may pay brokers or other persons holding common shares of the Corporation ("Common Shares") in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and this Information Circular to beneficial owners of Common Shares and obtaining proxies therefrom. The cost of such solicitation will be borne by the Corporation. No person is authorized to give any information or to make any representation other than those contained in this Information Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation. The delivery of this Information Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Information Circular.

Appointment and Revocation of Proxies

        THE PERSONS NAMED IN THE FORM OF PROXY ACCOMPANYING THIS INFORMATION CIRCULAR ARE DIRECTORS AND/OR OFFICERS OF THE CORPORATION. A SHAREHOLDER OF THE CORPORATION HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER OF THE CORPORATION), OTHER THAN THE PERSONS SPECIFIED IN SUCH FORM OF PROXY TO ATTEND AND ACT FOR AND ON BEHALF OF SUCH SHAREHOLDER AT THE MEETING AND AT ANY ADJOURNMENT THEREOF. SUCH RIGHT MAY BE EXERCISED BY EITHER STRIKING OUT THE NAMES OF THE PERSONS SPECIFIED IN THE ENCLOSED FORM OF PROXY, INSERTING THE NAME OF THE PERSON TO BE APPOINTED IN THE BLANK SPACE PROVIDED IN THE ENCLOSED FORM OF PROXY AND SIGNING THE ENCLOSED FORM OF PROXY OR BY COMPLETING ANOTHER PROPER FORM OF PROXY AND, IN EITHER CASE, DELIVERING THE COMPLETED AND EXECUTED PROXY IN THE MANNER SET FORTH IN THE ACCOMPANYING NOTICE OF THE MEETING.

        A shareholder of the Corporation who has given a proxy may revoke it at any time prior to use: (i) by depositing an instrument in writing, including another completed form of proxy, executed by such shareholder or such shareholder's attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof properly authorized either at the registered office of the Corporation, 220 Bay Street, 5th Floor, Toronto, Ontario M5J 2W4 or with Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, or by facsimile transmission to 1-888-665-5666 or (416) 981-9803 prior to 5:00 p.m. (Toronto time) on the business day preceding the date of the Meeting or any adjournment thereof; (ii) by depositing such instrument in writing with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof; or (iii) in any other manner permitted by law.

(1)  Unless stated otherwise all dollar amounts shown in this Proxy Information Circular are Canadian dollars.

Exercise of Discretion by Proxies

        The persons named in the enclosed form of proxy will vote the Common Shares in respect of which they are appointed proxy on any ballot that may be conducted at the Meeting, or at any adjournment thereof, in accordance with the instructions of the shareholder of the Corporation appointing them. IN THE ABSENCE OF SUCH INSTRUCTIONS, SUCH COMMON SHARES WILL BE VOTED "FOR" EACH OF THE MATTERS REFERRED TO THEREIN.

        The form of proxy accompanying this Information Circular confers discretionary authority upon the persons named therein to vote on any amendments to or variations of the matters identified in the Notice of Meeting and on other matters, if any, which may properly be brought before the Meeting or any adjournment thereof. As at the date of this Information Circular, management of the Corporation knows of no such amendments, variations or other matters to be brought before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matters which are not now known to management of the Corporation should properly come before the Meeting, or any adjournment thereof, the proxy will be voted on such matters in accordance with the judgment of the person named as proxy therein.

Record Date

        The directors of the Corporation have fixed May 14, 2003, as the record date for the determination of shareholders of the Corporation entitled to receive notice of the Meeting. Only shareholders of record on such record date are entitled to vote at the Meeting and at all adjournments thereof except to the extent that a shareholder has transferred any Common Shares after the record date and the transferee of those Common Shares either (i) produces properly endorsed share certificates, or (ii) otherwise establishes that such transferee owns such Common Shares and requests not later than ten days before the Meeting, that the name of such transferee be included in the list of shareholders of the Corporation entitled to vote at the Meeting, in which case the transferee is entitled to vote such Common Shares at the Meeting and at all adjournments thereof.

Voting Securities and Principal Holders Thereof

        As of May 14, 2003, there were 143,678,344 Common Shares outstanding. At the Meeting, each holder of record of Common Shares is entitled to one vote in respect of each Common Share.

        As of the date hereof, to the knowledge of the directors and officers of the Corporation, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation.

BUSINESS OF THE MEETING

Election of Directors

        Shareholders of the Corporation will be asked to elect nine directors for the ensuing year. Each director so elected will hold office until the next annual meeting of the shareholders of the Corporation following his election or until his successor is elected. The persons named in the enclosed form of proxy intend to vote for the election of the nominees whose names are set forth below, each of whom is now a director of the Corporation, unless the shareholder of the Corporation who has given such proxy has directed that the Common Shares represented by such proxy be withheld from voting in respect of the election of directors of the Corporation. Management of the Corporation does not contemplate that any of the nominees will be unable to serve as a director of the Corporation for the ensuing year, however, if that should occur for any reason at or prior to the Meeting or any adjournment thereof, the persons named in the enclosed form of proxy have the right to vote the proxy for the election of the remaining nominees and may vote in their discretion for the election of any person or persons in place of any nominees unable to serve. Management of the Corporation has no reason to believe that any of the nominees will be unable to be a candidate at the Meeting.

        The following table sets forth certain information with respect to the persons nominated by management of the Corporation for election as directors of the Corporation.

Name and Municipality of Residence	Position Held	Principal Occupation	Director since	Number of Common Shares(1)
William D. Pugliese(4) Aurora, Ontario	Co-Chairman and Director	Officer of the Corporation	1990	13,562,729
Mark I. Nathanson(4) Nassau, Bahamas	Co-Chairman and Director	Officer of the Corporation	1990	5,774,946
John A. Boultbee(3) Toronto, Ontario	Director	Executive Vice-President, Hollinger Inc. (publishing company)	1994	2,000
Derek Bullock(3)(4) Fenelon Falls, Ontario	Director	President, Delitova Corporation (mining and mineral resources consulting company)	1994	18,382
Mahendra Naik(2)(3) Markham, Ontario	Director	President & CEO Yellow Online Inc. (publishing and on-line directory company)	2000	251,909
Gordon J. Bogden(2)(4) Toronto, Ontario	Director	Managing Director Beacon Group Advisors Inc. (investment bankers)	2002	—
Joseph F. Conway(5) Toronto, Ontario	President, Chief Executive Officer and Director	Officer of the Corporation	2003	189,440

Donald K. Charter(2)(5) Toronto, Ontario	Director	Chairman and Chief Executive Officer Dundee Securities Corporation (investment dealer), and Executive Vice-President Dundee Wealth Management Inc. and Dundee Bancorp Inc. (investment management companies)	2003	2,800
Robert A. Quartermain(4)(5) Vancouver, British Columbia	Director	President, Silver Standard Resources Inc. (resource company)	2003	80,000

(1)
The number of Common Shares beneficially owned or over which control or direction is exercised has been furnished by the respective nominees as at the date hereof.

(2)
Member of the Compensation Committee

(3)
Member of the Audit Committee.

(4)
Member of the Corporate Governance Committee.

(5)
Appointed as a Director of the Corporation on January 7, 2003.

        The Corporation has no executive committee.

        During the past five years, all of the foregoing persons have held their principal business occupation or other executive offices with the same company or its predecessors or affiliates except for: Mr. Pugliese, who prior to January 2003, was Chief Executive Officer of the Corporation, Mr. Boultbee, who prior to September 2002, was Executive Vice-President and Chief Financial Officer of Hollinger Inc. (a publishing company), Mr. Naik, who prior to January 2000 was Chief Financial Officer of the Corporation, Mr. Bogden who prior to forming Beacon Group Advisors Inc. in January 2001, was a Director of Investment Banking at Newcrest Capital Inc. (investment bank) from November 1999 to December 2000, was a Managing Director of N. M. Rothschild & Sons Canada Limited from June 1997 to October 1999, was a Managing Director of Investment Banking with CIBC Wood Gundy Securities Inc. from January 1990 to May 1997, Mr. Conway who prior to January 2003 was the President and Chief Executive Officer of Repadre Capital Corporation (a mining company) and Mr. Quartermain who prior to April 1999 was President and Chief Executive Officer of Golden Knight Resources Inc. (a mining company).

Appointment of Auditor

        The auditor of the Corporation is KPMG LLP, Chartered Accountants. KPMG LLP has been the auditor of the Corporation since June 18, 1998. For the financial year ended December 31, 2002, the Corporation paid KPMG the sum of $285,825 consisting of $277,959 for audit and audit related services and $7,866 for tax services. Prior to June 18, 1998, the auditor of the Corporation was Coopers & Lybrand, Chartered Accountants. Unless the shareholder has specified in the enclosed form of proxy that the Common Shares represented by such proxy are to be withheld from voting in respect of the appointment of the auditor, the persons named in the enclosed form of proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, as the auditor of the Corporation, to hold office until the next annual meeting of the shareholders of the Corporation or until its successor is appointed and to authorize the directors of the Corporation to fix the remuneration of the auditor.

EXECUTIVE COMPENSATION

        The following table sets forth all annual and long-term compensation for services in all capacities rendered to the Corporation and its subsidiaries for the financial years ended December 31, 2002, 2001 and 2000 in respect of each of the individuals who were, as at December 31, 2002, the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation (collectively the "Named Executive Officers").

Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Under Options Granted (#)(2)	All Other Compensation
William D. Pugliese Co- Chairman and Chief Executive Officer	2002 2001 2000	200,000 200,000 200,000	— — 1,000,000	— — —	20,000 — —	— — —
Mark I. Nathanson Co-Chairman and President of AGEM Ltd.	2002 2001 2000	200,000 200,000 200,000	— — —	— — —	20,000 — —	— — —
J. Todd Bruce President and Chief Operating Officer(5)	2002 2001 2000	250,000 201,539 200,000	75,000 35,000 42,000	39,531(3) 79,062(3) 82,656(3)	50,000 265,000 —	— — —
Dennis Jones Vice-President, Exploration	2002 2001 2000	185,000 175,538 175,000	50,000 25,000 42,000	— — —	50,000 270,000 —	— — —
Larry E. Phillips Vice-President, Corporate Development	2002 2001 2000	185,000 155,068 153,000	175,000 25,000 42,000	— — —	50,000 170,000 —	3,214(4) 3,212(4) —
(1)
No figures have been provided as taxable benefits did not exceed minimum threshold disclosure levels except where noted.

(2)
Options granted under the share incentive plan of the Corporation. (see "Share Incentive Plan" below).

(3)
Represents imputed interest benefit on employee loan from the Corporation.

(4)
Represents additional dental benefits.

(5)
Mr. Bruce resigned as Chief Operating Officer effective January 27, 2003.

        As of January 7, 2003, Named Executives are, Joseph F. Conway, President and Chief Executive Officer; Grant A. Edey, Chief Financial Officer; Larry E. Phillips, Vice-President, General Counsel; Dennis Jones, Vice-President, Exploration and Paul B. Olmsted, Vice-President, Corporate Development.

Share Incentive Plan

        The Corporation has established a share incentive plan (the "Share Incentive Plan") for the benefit of full-time and part-time employees, directors and officers of the Corporation and affiliated companies (and persons or companies engaged to provide ongoing management or consulting services to the foregoing) which may be designated from time to time by the directors of the Corporation. The Share Incentive Plan consists of a share purchase plan ("Share Purchase Plan"), a share bonus plan ("Share Bonus Plan") and a share option plan ("Share Option Plan"). As at May 14, 2003, there are reserved for issuance under the Share Incentive Plan a total of 6,920,096 Common Shares. The following is a summary of the Share Incentive Plan.

Share Purchase Plan

        Subject to the requirements of the Share Purchase Plan, the directors of the Corporation have the authority to select those employees and members of management of the Corporation and designated affiliates who may participate in the Share Purchase Plan. The Corporation will match the participant's contribution, which cannot exceed 10% of the participant's basic annual remuneration, on a quarterly basis and each participant will then be issued Common Shares having a value equal to the aggregate amount contributed to the Share Purchase Plan by the participant and the Corporation. The purchase price per share will be the weighted average price of the Common Shares on The Toronto Stock Exchange (the "TSX") for the calendar quarter in respect of which the Common Shares are issued. Such Common Shares will be delivered to participants 12 months following their date of issue.

        A maximum of 750,000 Common Shares may be issued under the Share Purchase Plan. For the financial year ended December 31, 2002, no Common Shares were issued pursuant to the share purchase plan and to date the directors of the Corporation have not designated any employees eligible to participate under the Share Purchase Plan.

Share Bonus Plan

        The Share Bonus Plan permits Common Shares to be issued as a discretionary bonus to employees and management of the Corporation and designated affiliates. A maximum equal to the lesser of 600,000 Common Shares and 1% of the number of Common Shares outstanding from time to time may be issued under the Share Bonus Plan. No Common Shares have been issued, from inception to December 31, 2002, pursuant to the Share Bonus Plan.

Share Option Plan

        The Share Option Plan provides for the grant of non-transferable options for the purchase of Common Shares to eligible participants. Subject to the requirements of the Share Option Plan, the directors of the Corporation have the authority to select those eligible participants to whom options will be granted, the number of options to be granted and the price at which Common Shares may be purchased. The exercise price for purchasing Common Shares cannot be less than the closing price of the Common Shares on the TSX on the last trading day immediately proceeding the date of grant of the option. Each option, unless sooner terminated pursuant to the provisions of the Share Option Plan, will expire on a date to be determined by the directors of the Corporation at the time the option is granted, which date will not be later than 10 years from the date the option was granted. Each option becomes exercisable, as to 33 1/3% of the Common Shares subject to such option, on a cumulative basis at the end of each of the first, second and third years following the date of grant. The total number of Common Shares that may be issued under the Share Option Plan cannot exceed 9,250,000 Common Shares. In addition, the aggregate number of Common Shares at any time available for issue to any one person cannot exceed 5% of the number of Common Shares then outstanding.

        The Share Option Plan also provides for share appreciation rights. An optionee is entitled to elect to terminate his or her option, in whole or in part, and, in lieu of receiving the Common Shares to which the terminated option relates, to receive that number of Common Shares, disregarding fractions, which, when multiplied by the fair value of the Common Shares (which shall be the weighted average price for the Common Shares on the TSX for the five trading days immediately preceding the date of termination of the option) to which the terminated option relates, has a total value equal to the product of the number of such Common Shares multiplied by the difference between the fair value and the exercise price per share of such Common Shares, less any amount required to be withheld on account of income taxes. As of the date hereof, all optionees have waived their entitlement to the share appreciation rights.

        If a take-over bid (within the meaning of the Securities Act (Ontario)) is made for the Common Shares, then the directors of the Corporation may permit all options outstanding to become immediately exercisable in order to permit Common Shares issuable under such options to be tendered to such bid.

        As a result of the exercise of options and the resulting issuance of Common Shares, the number of Common Shares now reserved for issuance under the Share Option Plan is 6,570,096 Common Shares. The number of options currently outstanding is 5,400,702, leaving 1,169,394 potential options remaining to be issued under the Share Option Plan.

Former Repadre Options

        Under the terms of the plan of arrangement (the "Arrangement") between the Corporation, a wholly-owned subsidiary of the Corporation and Repadre Capital Corporation ("Repadre") which became effective on January 7, 2003, a total of 2,712,000 Common Shares were reserved for issue upon the exercise of options held by former directors, officers and employees of Repadre (the "Repadre Option Plan"). Since January 7, 2003, 1,072,666 options have been exercised and Common Shares issued under the Repadre Option Plan, leaving 1,639,334 options remaining available for exercise. No further options may be granted under the Repadre Option Plan.

Option Grants During the Financial Year ended December 31, 2002

        The following table sets forth the options granted under the Share Option Plan during the financial year ended December 31, 2002 to each of the Named Executive Officers.

Name	Securities under Options Granted(1)	% of Total Options Granted to Employees in the Financial Year(2)	Exercise or Base Price ($/share)	Market Value of Securities Underlying Options at the date of Grant ($/Share)	Expiration Date(3)
William D. Pugliese	20,000	2.98	$7.35	$7.35	December 18, 2012
Mark I. Nathanson	20,000	2.98	$7.35	$7.35	December 18, 2012
J. Todd Bruce	50,000	7.44	$7.35	$7.35	December 18, 2012
Dennis Jones	50,000	7.44	$7.35	$7.35	December 18, 2012
Larry E. Phillips	50,000	7.44	$7.35	$7.35	December 18, 2012

(1)
Options awarded to each Named Executive Officer refer to the Common Shares.

(2)
Based on an aggregate grant of options to acquire Common Shares during the financial year ended December 31, 2002.

(3)
Pursuant to the Share Option Plan, unexercised options are subject to early expiration on the termination of employment of the optionee with the Corporation or its affiliates or on the optionee's death. Certain management agreements between the Corporation and certain of the Named Executive Officers have further provisions for the early expiration of options (see "Management Contracts" below).

Aggregated Option Exercises During the Most Recently Completed Financial Year and Financial Year-End Option Values

        The following table sets forth certain information regarding all exercises of stock options during the financial year ended December 31, 2002 by each of the Named Executive Officers and the value of unexercised options of the Named Executive Officers as at December 31, 2002 on an aggregate basis.

Name	Number of Securities Acquired on Exercise	Aggregate Value Realized ($)	Number of Unexercised Options at December 31, 2002 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2002(1) Exercisable/Unexercisable ($)
William Pugliese	200,000	$688,000	400,000 / 20,000	$776,000 / $6,800
Mark Nathanson	200,000	$587,036	400,000 / 20,000	$776,000 / $6,800
J. Todd Bruce	200,000	$529,760	338,333 / 226,667	$625,782 / $686,568
Dennis Jones	100,000	$170,869	190,000 / 230,000	$438,100 / $699,200
Larry E. Phillips	225,000	$736,367	434,667 / 63,333	$942,268 / $446,532

(1)
Based on the closing price of the Common Shares on the Toronto Stock Exchange on December 31, 2002 of $7.69.

Indebtedness of Management

        The following table sets forth all indebtedness to the Corporation or any of its subsidiaries (other than in connection with a purchase of securities of the Corporation) for each individual who is, or at any time during the financial year ended December 31, 2002, was a director, officer or employee of the Corporation and was indebted to the Corporation.

Indebtedness of Directors, Executive Officers and Senior Officers
Other Than Under Securities Purchase Programs

Name and Principal Position	Involvement of Corporation or Subsidiary	Largest Amount Outstanding during 2002	Amount Outstanding as at December 31, 2002
Bruce Fletcher, Manager of Exploration South America(1)	Loan from the Corporation	$100,000	Nil

(1)
Housing assistance loan was secured by a second mortgage on the property and was repaid as of August 30, 2002.

        The following table sets forth all indebtedness to the Corporation or any of its subsidiaries in connection with a purchase of securities of the Corporation for each individual who is, or at any time during the financial year ended December 31, 2002, was a director, officer or employee of the Corporation and was indebted to the Corporation which aggregate indebtedness totaled $1,661,500 as at December 31, 2002.

Indebtedness of Directors, Executive Officers and Senior Officers
Under Securities Purchase Program

Name and Principal Position	Involvement of Corporation or Subsidiary	Largest Amount Outstanding During 2002	Amount Outstanding as at December 31, 2002	Financially Assisted Securities Purchases During 2001	Security for Indebtedness
J. Todd Bruce President, Chief Operating Officer(1)	Loan from the Corporation	$1,437,500	$1,437,500	—	250,000 Common Shares
Bruce Fletcher, Manager of Exploration South America(2)	Loan from the Corporation	$320,000	$224,000	—	70,000 Common Shares

(1)
Mr. Bruce used the proceeds of this loan to purchase 250,000 Common Shares and has pledged the 250,000 Common Shares as security for this loan. The sole recourse of the Corporation for this loan is to the 250,000 Common Shares purchased by Mr. Bruce and pledged as security for the loan. Mr. Bruce may make prepayments of all or any part of the loan at any time without notice or penalty. The loan provided that in the event that Mr. Bruce is no longer an employee of the Corporation or of an affiliate, within the meaning of the Securities Act (Ontario), of the Corporation for any reason, at the option of the Corporation, the loan shall mature 60 days thereafter except if such event is due to death or disability in which case, at the option of the Corporation, the loan shall mature six months after the date of such event. In January 2003, Mr. Bruce's employment with the Corporation was terminated. Mr. Bruce will continue to receive severance payments until July 23, 2005 and the loan will mature 60 days thereafter. The original maturity date of the loan was March 7th, 2006. The loan is non-interest bearing until the maturity date, at which time it shall bear interest at the rate equal to the rate prescribed for employee loans under the Income Tax Act (Canada) calculated and compounded annually and payable quarterly on the last day of each quarter until paid in full.

(2)
In connection with this loan Mr. Fletcher and the Corporation had entered into a promissory note and a share pledge agreement. Mr. Fletcher used the proceeds of this loan to purchase 70,000 Common Shares and pledged the 70,000 Common Shares as security for this loan. This loan was repaid in full as of January 30, 2003.

        Effective January 7, 2003, an outstanding share purchase loan from Repadre to Joseph F. Conway, President and Chief Executive Officer, in the amount of $694,221, was carried forward into the Corporation. The loan is non-interest bearing and is secured by, and only by, a pledge of 192,000 Common Shares of the Corporation. The loan is repayable on May 20, 2007 and in certain other instances, including upon the sale of the pledged shares, resignation, termination, death or at the discretion of the Board of Directors, with half the after-tax amount of any bonus paid to Mr. Conway by the Corporation. If the pledged shares are sold by Mr. Conway pursuant to a cash take-over or issuer bid upon resignation, termination, death or at maturity, and the after-tax proceeds are less than the outstanding indebtedness, the Corporation has agreed to pay

Mr. Conway a bonus, retiring allowance or death benefit, as applicable, in an amount equal, on an after-tax basis, to such unpaid amount, which shall be used to repay the outstanding amount.

Other Compensation Matters

        There were long-term incentive awards made to the Named Executive Officers during the financial year ended December 31, 2002 in the amount of 190,000 options. Each option entitles the holder to acquire one common share at a strike price of $7.35. There are no pension benefits in place for the Named Executive Officers.

Management Contracts

        The Corporation has entered into substantially similar employment and management agreements (the "Management Agreements") with Messrs. Pugliese, Nathanson, Conway, Edey, Phillips, Olmsted and Jones, collectively the "Key Executives". The Management Agreements provide remuneration for Mr. Conway in the amount of $475,000, Mr. Edey in the amount of $250,000, Mr. Phillips, Mr. Jones and Mr. Olmsted in the amount of $205,000 and Mr. Pugliese and Mr. Nathanson in the amount of $200,000. The Management Agreements contain provisions protecting the Corporation with respect to non-competition, non-solicitation, confidential information and ownership of ideas and inventions and contain provisions with respect to termination on death and disability as well as termination by the Corporation other than for cause (in which case remuneration is paid to Messrs. Pugliese and Nathanson for 12 months, and to Mr. Conway, Mr. Edey, Mr. Phillips, Mr. Jones and Mr. Olmsted for 24 months following such termination and, in all cases, any outstanding stock options become fully exercisable).

        The Management Agreements contain "changes of control" provisions, which under certain specified circumstances a change in control of the Corporation is deemed to constitute termination by the Corporation other than for cause, unless waived by the Key Executive. In such event, any unexercised rights pursuant to the Share Incentive Plan become fully exercisable and remain exercisable for 60 days.

        Termination of contracts with J. Todd Bruce and John Ross in January 2003 and February 2003 respectively, resulted in severance payments equal to thirty months base salary for J. Todd Bruce and twenty fours months base salary for John Ross.

Compensation of Directors

        For the year ending December 31, 2002 each director of the Corporation (other than Mr. Pugliese, Mr. Nathanson and Mr. Naik) received an annual fee of $12,000 together with $1,000 for each meeting of the directors or any committee thereof in which such member participated. Any such director who chaired a committee of the directors also received an annual fee of $3,000. In 2002, Directors each received 20,000 options to purchase Common Shares under the Share Incentive Plan. In 2002 the Corporation paid Mr. Naik $60,000 for consulting services. The consulting arrangement with Mr. Naik was not renewed for the 2003 year.

        Directors received an aggregate of $184,667 in remuneration in 2002. This amount excludes consulting fees paid to directors.

Directors and Officers Liability Insurance

        The Corporation has directors' and officers' liability insurance for the benefit of the directors and officers of the Corporation which provided coverage in the aggregate of $10 million for the policy year March 31, 2002 to March 31, 2003. The deductible amount on the policy is $100,000 and the total annual premium for the period of March 31, 2002 to March 31, 2003 was $60,612. In addition, the Corporation paid $14,510 for the period November 26, 2002 to March 31, 2003 as a result of the listing on The American Stock Exchange and $11,695 for the period January 7, 2003 to March 31, 2003 as a result of the business combination with Repadre Capital Corporation. For the period of March 31, 2003 to March 31, 2004 coverage has been increased to $20 million and the total annual premium is $383,400.

Composition of the Compensation Committee

        The members of the Compensation Committee of the directors of the Corporation (the "Compensation Committee") for 2002 were Messrs. John A. Boultbee, Derek Bullock, Lord R. Armstrong of Ilminster, Rodney Stamler and Gordon J. Bogden (appointed May 2002). Following the completion of the Plan of Arrangement with Repadre Capital Corporation, the new Board of Directors appointed the current Compensation Committee consisting of Donald K. Charter (Chairman), Gordon J. Bogden and Mahendra Naik.

Compensation Committee Report on Executive Compensation

        The Corporation's executive compensation program is designed to provide both short and long term rewards to the Named Executive Officers and other senior executives of the Corporation that is consistent with individual and corporate performance and their contribution to the Corporation's objectives. This includes base salaries, cash bonuses, options granted pursuant to the Share Incentive Plan and benefits such as medical and dental insurance. Levels of compensation are established and maintained with the intent of attracting and retaining quality employees.

        The base salary for each executive of the Corporation is determined based on the individual's level of responsibility, the importance of the position to the Corporation and the individual's contribution to the Corporation's performance.

        During the year 2002, the Compensation Committee reviewed executive compensation, including base salaries, cash bonuses and share purchase options.

        As part of its review, the Compensation Committee conducted an analysis of executive compensation paid by a peer group of North American based gold mining companies. The Compensation Committee considered the comparative analysis together with the results achieved by the Corporation during the year relative to the corporate objectives.

        The Compensation Committee also considered the performance of the Corporation relative to its peers when deciding to recommend salary adjustments, bonuses and share purchase options for senior management of the Corporation.

        The foregoing report has been provided by the members of the Compensation Committee.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in the cumulative shareholder return on a $100 investment in Common Shares of the Corporation with the cumulative total return of the TSX300 Index and cumulative total return of the TSX Gold and Precious Minerals Index for the period which commenced on December 31, 1997 and ended on December 31, 2002.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        During the 2002 year, corporate governance has been the subject of unprecedented media attention and investor concern. A variety of proposals, guidelines and amended regulations have been published in Canada and the United States all intended to improve corporate governance practices and disclosures.

        Strong effective corporate governance practice has been a primary focus of the Board of Directors since the Corporation's inception. In January 2001, the Corporate Governance Committee completed a thorough review of the Corporation's policies and practices. Existing practices were recorded and formal mandates for the three committees of the Board of Directors were adopted and published in the Management Information Circulation delivered to shareholders prior to the Annual General Meeting of shareholders in 2002. The Board of Directors also adopted formal policies with respect to composition and rotation of committees and conflict of interest guidelines.

        The Board of Directors is committed to maintaining the highest standard of corporate governance for the proper operation of the business of the Corporation and the effective protection of the interests of all shareholders.

        The Board of Directors, through the Corporate Governance Committee is responsible for reviewing, on a regular basis, proposed changes to legislation, regulations and guideline, as well as public commentary pertaining to Corporate Governance practices. Directors of the Corporation are of the view that the Corporation's standards of Corporate Governance continue to meet or exceed the governance guidelines of the TSX.

        The commitment to sound corporate governance extends beyond the Board of Directors to all management and employees of the Corporation. The principles of transparency, disclosure and integrity have been formalized in a Code of Business Ethics for the entire organization and a charter of expectations for Directors which clearly set out the expectations and responsibilities of Directors and Management with respect to good governance. The charter of expectations for Directors addresses the expectation that an individual director will provide strategic direction, maintain independence, provide insight and work effectively with management and remain accountable to shareholders and investors.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

        The Corporate Governance Committee for the year 2002 consisted of Lord Robert Armstrong (Chairman), Rodney Stamler, Derek Bullock, John A. Boultbee and Gordon J. Bogden (appointed May 2002). Following the completion of the Plan of Arrangement with Repadre Capital Corporation, the new Board of Directors appointed the current Corporate Governance Committee consisting of Gordon J. Bogden (Chairman), William D. Pugliese, Mark I. Nathanson, Derek Bullock and Robert A. Quartermain.

        During the past year ended December 31, 2002, the Corporate Governance Committee:

  •
  reviewed the size and composition of the Board and considered the necessary expertise and experience for Board members to effectively discharge their responsibilities at the Board and committee level;

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  conducted a search and review process to identify qualified candidates to fill a vacancy on the Board and recommend to the Board the appointment of Gordon Bogden as a new Board member;

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  reviewed the individual committee mandates and composition;

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  reviewed all contracts and arrangements with Directors and related parties in the context of existing guidelines for conflicts of interest;

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  recommended to the Board the eight nominees to stand for election as directors at the Annual General meeting of Shareholders in June 2002;

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  reviewed the governance requirements and guidelines arising from the listing of the Corporation on the American Stock Exchange;

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  conducted an annual review of the Chief Executive Officer;

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  reviewed the compensation for directors for the 2002 year; and

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  reviewed, as part of the proposed Plan of Arrangement with Repadre Capital Corporation, the position of Chief Executive Officer, the expansion of the Board to nine members and the addition of three directors from the Board of Directors of Repadre.

        A detailed statement of the governance policies and practices as related to the TSX guidelines is found at page 13.

        The monitoring of corporate governance is a continuous process that requires the full commitment of all the Directors. The Corporate Governance Committee will consider the evolving guidelines and recommendations in order to maintain the best practices for our Corporation and all our shareholders.

        The Committee would like to acknowledge the many years of dedicated service of the two directors who retired at the end of the year, Lord Robert Armstrong and Rodney Stamler.

        Submitted on behalf of the Corporate Governance Committee

        The following is the description of the approach to corporate governance of the Corporation:

TSX Corporate Governance Guideline	Does the Corporation Align?	Comments
The Board should explicitly assume responsibility for the stewardship of the Corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:
Adoption of a strategic planning process;	Yes.
Management is responsible for developing the corporate strategy and making recommendations as to the implementation thereof. The board of directors of the Corporation (the "Board") is responsible for reviewing and approving such strategy, on a regular basis, and monitoring the success of management at implementing the strategy that is approved by the Board.
The identification of the principal risks of the business of the Corporation and ensuring the implementation of appropriate systems to manage these risks;	Yes.
Inherent in the supervision by the Board of the strategic planning process and the regular review by the Board of the operating performance of the Corporation is the identification and understanding of the principal risks of the business of the Corporation and the oversight of the implementation by management of systems to manage those risks.
Succession planning, including appointing, training and monitoring senior management;	Yes.
The compensation committee evaluates senior management of the Corporation on an ongoing basis and reports to the Board when necessary. The compensation committee reviews, and where appropriate, provides recommendations to the Board on the appointment of officers and succession plans for officers.
A communications policy for the Corporation;	Yes.
Information regarding the Corporation is available to shareholders via the Internet, e-mail, mail, facsimile and telephone. The Corporation maintains an active investor relations program and all shareholder and investment community inquiries are directed to the Investor Relations Department which is under the supervision of the Director of Investor Relations. Inquiries are responded to promptly, with full participation of the appropriate members of management of the Corporation. The communication policy addresses the interaction of the Corporation with analysts, shareholders and the public and is designed to avoid selective disclosure. The policy is reviewed annually by the directors.

The integrity of the internal control and management information systems of the Corporation.	Yes.
Management is primarily responsible for the maintenance of internal controls and management information systems. The audit committee monitors internal controls on a regular basis. The audit committee reviews all financial statements of the Corporation prior to release and receives detailed financial information quarterly or more often, if required.

The Board should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with the ability of the director to act with a view to the best interest of the Corporation, other than interests arising from shareholding.	Yes.
At December 31, 2002 the Board was comprised of eight members and the Board has concluded that, of the eight directors, five (or 62.5%) were unrelated. Accordingly, as of December 31, 2002 the Board was comprised of five unrelated directors and three related directors. As of the date hereof the Board is comprised of nine directors, six of which are unrelated.
The Board is required to disclose on an annual basis the analysis of the application of the principles supporting the conclusion in the item above.	Yes.
Mr. Pugliese, Co-Chairman and CEO, Mr. Nathanson, Co-Chairman, and Mr. Naik were the only members of the Board who were not unrelated directors as of December 31, 2002. All other directors were considered to be independent of management and free of any interest or business relationship that may interfere with their judgment. As of the date hereof Mr. Pugliese, Co-Chairman, Mr. Nathanson, Co-Chairman and Mr. Conway, President and CEO are the only members of the Board who are not unrelated directors. Mr. Naik is no longer receiving consulting fees from the Corporation and has not been an officer of the corporation within the past 3 years, and therefore is an unrelated director. No shareholder of the Corporation has the ability to exercise a majority of the votes for the election of the Board.

The Board should appoint a committee of directors composed exclusively of outside, i.e. non-management directors, and a majority of whom are unrelated directors with the responsibility for proposing new nominees to the Board to the full Board and for assessing directors on an ongoing basis.	No
The corporate governance committee is responsible for assessing directors, both individually and as a Board, on an ongoing basis. A nominating committee consisting of four members of the corporate governance committee is responsible for proposing new nominees to the Board. The nominating committee consists of two outside directors and the two Co-Chairmen of the board.

The Board should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors.	Yes.
The corporate governance committee is responsible for formally assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors on an annual basis.
The Corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the Board.	Yes.	The corporate governance committee is responsible for recommending an appropriate orientation and education program for new members of the Board.

The Board should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.	Yes.
Assessment of the composition of the Board and of the effectiveness of the Board is the responsibility of the corporate governance committee. The Board, in conjunction with the corporate governance committee, has concluded that the number of members of the Board was, and the proposed number of members of the Board is, appropriate. The skills, backgrounds and attitudes of the members of the Board allow for diverse representation while the number of members of the Board is small enough to allow for effective deliberation.
The Board should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.	Yes.	The Board, through the compensation committee, periodically reviews the adequacy and form of compensation of members of the Board.

Committees of the Board should generally be composed of outside directors, a majority of whom are unrelated directors, although some committees of the Board, such as the executive committee, may include one or more inside directors.	Yes.
The compensation committee has three members, all being unrelated directors. The audit committee has three members, with all three being unrelated, outside directors. The corporate governance committee has five members, three of the five are outside and unrelated directors and two of the five are related.
The Board should expressly assume responsibility for, or assign to a committee of the Board, the general responsibility for developing the approach of the Corporation to governance issues.	Yes.	The corporate governance committee is responsible for overseeing and making recommendations to the Board on developing the approach of the Corporation to corporate governance issues.

The Board, together with the CEO, should develop position descriptions for the Board and for the CEO, involving the definition of limits to management's responsibilities.
The Board.	Yes.
The Board operates pursuant to the mandate set out in the Canada Business Corporations Act, which is to supervise the management of the business and affairs of the Corporation. The Board also seeks to act with a view to the best interests of the Corporation.
The Chief Executive Officer.	Yes.	Subject to the authority of the Board, the CEO has the mandate to generally supervise the business and affairs of the Corporation.
The Board should approve or develop the corporate objectives that the CEO is responsible for meeting.	Yes.
The Board, at regular meetings, assesses the performance of management of the Corporation, including the CEO. Management develops corporate objectives which are approved by the Board. Management of the Corporation clearly understands that all transactions or matters of a material nature must be presented by management to the Board for approval.
The Board should have in place appropriate structures and procedures to ensure that the Board can function independently of management.	Yes.
The Board has functioned, and is of the opinion that it can continue to function, independently as required. When necessary or desirable, the Board will establish committees composed of members who are considered to be independent with respect to the issue to be determined.
The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to the members of the audit committee as to their duties.	Yes.
The audit committee meets regularly with management as well as the external auditors to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues. The audit committee reviews and recommends for approval to the Board the annual audited financial statements of the Corporation. The audit committee also considers, for review by the Board and approval by the shareholders of the Corporation, the engagement or reappointment of the external auditors of the Corporation. The audit committee also reviews the quarterly unaudited financial statements of the Corporation.
The audit committee of the Board should be composed only of outside directors.	Yes	All of the members of the audit committee are outside unrelated directors.
The Board should implement a system that enables an individual director to engage an outside advisor at the expense of the Corporation.	Yes.
Individual members of the Board may engage outside advisors when necessary. The corporate governance committee is responsible for determining whether an individual member of the Board may retain an outside advisor at the expense of the Corporation.

Board Approval

        The Board has a formal policy relating to specific matters which must be brought by management to the Board for approval. In addition, there is a clear understanding between management and the Board through discussion and practice that all transactions or matters of a material nature must be presented by management for approval by the Board. It has been the experience to date that the Board has been kept well informed as to the business and affairs of the Corporation and that matters which have been brought to the Board for approval have been appropriate.

Interests of Management and Others in Material Transactions

        No director, senior officer or other insider of the Corporation, or any associate or affiliate thereof, has or had any material interest in any transaction in the financial year ended December 31, 2002, or in any proposed transaction that has materially affected or will materially affect the Corporation except as otherwise disclosed herein or as described below.

        Fundeco Inc. provided office services to the Corporation, including office premises and office equipment. For the financial year ended December 31, 2002, the Corporation paid Fundeco Inc. $277,737 for rent and these office services. Mr. Pugliese, Co-Chairman, and a director of the Corporation, is the controlling shareholder of Fundeco Inc. and Mahendra Naik, a director of the Corporation, is the Chief Financial Officer.

General

        A copy of the most recent annual information form, annual report, audited consolidated financial statements for the year ended December 31, 2002, and subsequent interim financial statements of the Corporation may be obtained, upon request, from the Secretary of the Corporation. The Corporation may require the payment of a reasonable fee in respect of a request therefore made by a person who is not a security holder of the Corporation.

Directors Approval

        The directors of the Corporation have approved the contents of this Information Circular and the sending thereof to the shareholders of the Corporation.

BY ORDER OF THE BOARD
"Larry E. Phillips"
May 14th, 2003.	Larry E. Phillips Vice-President, General Counsel and Corporate Secretary

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IAMGOLD CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IAMGOLD CORPORATION MANAGEMENT INFORMATION CIRCULAR GENERAL PROXY INFORMATION
BUSINESS OF THE MEETING
EXECUTIVE COMPENSATION
Indebtedness of Directors, Executive Officers and Senior Officers Other Than Under Securities Purchase Programs
Indebtedness of Directors, Executive Officers and Senior Officers Under Securities Purchase Program